                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (RULE 13D-2-101)


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                              (Amendment No. 5)(1)

                      TRANS WORLD ENTERTAINMENT CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    89336Q100
                                 (CUSIP Number)

                         RILEY INVESTMENT MANAGEMENT LLC
                              ATTN: BRYANT R. RILEY
                            11100 SANTA MONICA BLVD.
                                    SUITE 810
                              LOS ANGELES, CA 90025
                                 (310) 966-1445
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               SEPTEMBER 16, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)


--------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  89336Q10                  13D                                 Page 2


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Riley Investment Partners Master Fund, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------

      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 1,046,233
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                -0-
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               1,046,233
                       ---------------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  -0-

--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,046,233
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           3.4%(1)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------


----------
(1) Based on 31,269,111 shares of common stock of Trans World Entertainment Corporation (the "Issuer") outstanding at August 31, 2008, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended August 2, 2008 filed with the Securities and Exchange Commission on September 11, 2008.

CUSIP No. 89336Q10                   13D                                 Page 3


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Riley Investment Management LLC
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          AF
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 1,594,008(2)
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                1,437,417(3)
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               1,594,008(2)
                       ---------------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  1,437,417(3)
---------------------- ------ --------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,905,446(3)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                            [x]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.3%(1)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------


----------
(2) Because Riley Investment Management LLC has sole investment and voting power over 1,046,233 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 547,775 shares held in managed accounts by its investment advisory clients, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares.

(3) Riley Investment Management LLC has shared voting and dispositive power over 1,437,417 shares of Common Stock held by its investment advisory clients, 1,311,438 of which are held by investment advisory accounts indirectly affiliated with Mr. Riley or Riley Investment Partners Master Fund, L.P. However, Riley Investment Management LLC disclaims beneficial ownership of the non-affiliated shares.

CUSIP No. 89336Q10                   13D                                 Page 4


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          B. Riley & Co., LLC
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 218,270
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                95,135(4)
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               218,270
                       ---------------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  95,135(4)

--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          313,405
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1%(1)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          BD
--------------------------------------------------------------------------------

----------
(4) B. Riley & Co., LLC has shared voting and dispositive power over 95,135 shares of Common Stock held by a managed account, with which it is indirectly affiliated.

CUSIP No. 89336Q10                   13D                                 Page 4



--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Bryant R. Riley
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          AF
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 1,780,133(5)
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                1,564,697(6)
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               1,780,133(5)
                       ---------------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  1,564,697(6)
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,218,851(6)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                            [x]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.3%(1)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


----------
(5) Because Riley Investment Management LLC has sole voting and investment power over security holdings of Riley Investment Partners Master Fund, L.P.'s and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 1,046,233 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 547,775 shares held in managed accounts by its investment advisory clients. B. Riley & Co., LLC has sole voting and dispositive power over 218,270 shares of Common Stock. Mr. Riley is the Chairman and sole equity owner of B. Riley & Co., LLC.

(6) Riley Investment Management LLC has shared voting and dispositive power over 1,437,417 shares of Common Stock held by its investment advisory clients, 1,311,438 of which are held by investment advisory accounts indirectly affiliated with Mr. Riley or Riley Investment Partners Master Fund, L.P. Although Mr. Riley controls Riley Investment Management LLC's voting and investment decisions for its investment advisory clients, Mr. Riley disclaims beneficial ownership of the non-affiliated shares. B. Riley & Co., LLC has shared voting and dispositive power over 95,135 shares of Common Stock. Mr. Riley is the Chairman and sole equity owner of B. Riley & Co., LLC.

CUSIP No. 89336Q10                   13D                                 Page 4



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 18, 2008

                                     Riley Investment Partners Master Fund, L.P.
                                         By: Riley Investment Management LLC,
                                               its General Partner


                                     By: /s/ Bryant R. Riley
                                         -----------------------------------
                                         Bryant R. Riley, Managing Member


                                     Riley Investment Management LLC


                                     By: /s/ Bryant R. Riley
                                         -----------------------------------
                                         Bryant R. Riley, Managing Member


                                     B. Riley & Co, LLC


                                     By: /s/ Bryant R. Riley
                                         -----------------------------------
                                         Bryant R. Riley, Chairman



                                     By: /s/ Bryant R. Riley
                                         -----------------------------------
                                          Bryant R. Riley